SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities
           Exchange Act of 1934 (Amendment No.  )

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                         BELMONT BANCORP.
_______________________________________________________________________
       (Name of Registrant as Specified In Its Charter

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                              April 12, 1999


Dear Shareholders:

     By now you should have received from us a Proxy
Statement dated March 19, 1999 in connection with the upcoming Annual Meeting of Shareholders scheduled for April 20, 1999.

     The first item on the agenda for the Annual Meeting is a proposal to amend the Articles of Incorporation to reduce the minimum number of directors comprising the Board of Directors from its current level of 14 directors to a minimum of 12 directors. As we stated in the Proxy Statement, this proposed amendment was prompted by the death of Samuel A. Mumley which reduced the number of members of the Board below the minimum of 14 members stated in the Articles of Incorporation. As we stated in the Proxy Statement, at the time the Board approved the proposed amendment and mailed the proxy materials, the Board did not have any intention to further reduce the number of members.

     On April 12, 1999, William Wallace submitted his resignation from the Boards of Directors of both Belmont Bancorp. and Belmont National Bank effective April 21, 1999. We do not expect that he will be replaced in the near future. As such, assuming the proposed amendment to the Articles of Incorporation is approved at the Annual Meeting, the Board expects to operate with the minimum of 12 members. As we discussed in the Proxy Statement, we believe that the Corporation is managed most effectively by a smaller number of directors.

     Please feel free to contact me at (740) 699-3127 should you have any questions. Otherwise, we look forward to seeing those shareholders who are able to attend at the upcoming Annual Meeting.

                              Sincerely,


                              s/J. Vincent Ciroli, Jr.
                              J. Vincent Ciroli, Jr.
                              President and CEO

JVC/tlw